Exhibit 99.1

NEWS RELEASE

Press Contact:

Holly Burkhart

Spansion

Holly.Burkhart@spansion.com

408-616-1170

Investor Contact:

Linda Rothemund

linda@marketstreetpartners.com

415-445-3236

Spansion Announcement Pursuant to NASDAQ Marketplace Rule 4803

SUNNYVALE, Calif. – July 16, 2008 – Spansion Inc. (NASDAQ:SPSN), the world’s largest pure-play provider of Flash memory solutions, today announced that it had received a letter on July 10, 2008 from the Staff of the NASDAQ Stock Market, which stated that due to the resignation of David E. Roberson from the Spansion Board of Directors, the independent Board membership of Spansion’s Audit Committee has temporarily been reduced to two, which is not in compliance with NASDAQ’s audit committee requirement for continued listing as set forth in NASDAQ Marketplace Rule 4350. The Company fully expects to regain compliance with NASDAQ Marketplace Rule 4350 within the next week. NASDAQ has requested the Company achieve compliance with Rule 4350 no later than the earlier of the Company’s next annual shareholders’ meeting and June 26, 2009.

This announcement is being made in compliance with NASDAQ Marketplace Rule 4803(a), which requires disclosure within four business days after of receipt of a non-compliance letter.

About Spansion

Spansion is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing and selling Flash memory solutions. For more information, visit www.spansion.com.

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